POWER OF ATTORNEY

Daryl Q. Wolfe , the undersigned, makes, constitutes and appoints Glenn R. Padgett and W. Garrett Crotty , both of 1801 West International Speedway Boulevard, City of Daytona Beach, Volusia County, Florida, true and lawful attorneys-in-fact for him, in his name, place and stead, and for his use and benefit, and they are empowered to act either jointly or severally for, and in the name and place of the undersigned in all matters connected with the following:

The execution and delivery of forms, reports and schedules which are required to be filed with the United States Securities & Exchange Commission in connection with my direct and beneficial ownership of securities issued by International Speedway Corporation.

This Power of Attorney shall be effective until revoked.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the 30th day of August, 2005.

/s/ Daryl Q. Wolfe
Daryl Q. Wolfe

STATE OF FLORIDA
COUNTY OF VOLUSIA

The foregoing instrument was acknowledged before me this 30th day of August, 2005, by Daryl Q. Wolfe who is personally known to me, and who did not take an oath.

/s/ C. Suzanne Thompson         Notary Public
C. Suzanne Thompson (type printed name)
My commission expires: December 13, 2006
Commission No.DD164125

(Notary Seal)Notary Public State of Florida
Bonded through Atlantic Bonding Co., Inc.